Exhibit 99.1

Blount International, Inc. 4909 SE International Way (97222 4679) PO Box 22127 Portland, OR 97269 2127 USA (503) 653-8881 FAX: (503) 653-4555

Contact:	Calvin E. Jenness
Senior Vice President and
Chief Financial Officer
503.653.4569
Release:	Immediately

BLOUNT INTERNATIONAL AMENDS SENIOR CREDIT FACILITY

•	Facility increased to $700 million from $425 million, maturing August 2016

•	Annual cash interest reduced by approximately $7 million

•	Use of proceeds to repay existing Term Loan B in August 2011 and for general corporate purposes, including acquisitions

PORTLAND, OREGON, June 13, 2011 - Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) announced today that it has amended and restated its senior credit facility. The primary terms that have been amended include an increase in the revolving credit facility from $75 million to $400 million, an increase in the Term A facility from $75 million to $300 million, a lowering of the variable interest rate on borrowings, and an extension of the maturity dates of both the Term A and revolving credit facilities to August 2016. The Company intends to repay the $273.6 million outstanding under the existing Term B facility in August 2011 utilizing proceeds from both the amended Term A and revolving credit facilities. The variable interest rate on the Term A and revolving credit facilities will be LIBOR plus 2.50% effective in August 2011 at the time of the Term B facility repayment.

The Company estimates that cash interest savings from the amended and restated senior credit facility will be approximately $7 million per year, based on current borrowing and LIBOR levels. As of May 31, 2011, the Company had $344.9 million of debt outstanding and $89.5 million of cash on hand. After repayment of the Term B facility in August, the Company estimates that it will have approximately $350 million available in borrowings under the revolving credit facility.

“The strength of the credit markets has allowed Blount to lower borrowing costs significantly and to increase borrowing capacity for the second time in the past year. The upsizing of the facility and related terms will further facilitate the execution of management’s strategy for growth,” said Calvin E. Jenness, Senior Vice President and Chief Financial Officer. “We are particularly appreciative of the efforts of GE Capital and each of our lenders’ commitment to provide capital to support the achievement of the Company’s operating goals.”

GE Capital, Corporate Finance acted as the Administrative Agent, and GE Capital Markets, Inc. as Sole Bookrunner and Co-Lead Arranger, for the amendment and restatement of the senior credit facility. Bank of America, N.A. also acted as Co-Lead Arranger for the amendment and restatement of the senior credit facility.

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for the forestry, lawn, and garden; farm, ranch, and agriculture; and construction markets, and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends, and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.